UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

355 W MESQUITE BLVD C-70
MESQUITE, NV.	89027
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

DOGECOIN CASH, INC.
(Exact name of registrant as specified in its charter)

NEVADA	20-1898270
(State or other jurisdiction of incorporation or	(I.R.S Employer Identification No.) organization)

Title of each className of each exchange on which

to be registered                                                                        each class is to be registered

Series A Preferred Stock, par value $0.001 per share.                 OTCQB® Venture Market

EXPLANATORY NOTE

This Amendment No 1 to the Form 8-A filed by Dogecoin Cash, Inc. on May 15, 2025 is being filed solely to correct formatting inconsistencies in the original submission and to update to hyperlink to Exhibit 3.1. No other changes have been made to the Form 8-A as originally filed.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:                                                   (if applicable)

Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:

Series A Preferred Stock, par value $0.001 per share

(Title of class) (Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

Dogecoin Cash, Inc. (the “Company”) is registering its Series A Preferred Stock under Section 12(g) of the Securities Exchange Act of 1934.

The Company has authorized 5,000,000 shares of Series A Preferred Stock, par value $0.001 per share. As of the date of this filing, May 16, 2025,  4,637,125 shares of Series A Preferred Stock are issued and outstanding.

Rights and Preferences:

• Dividend Rights: Series A Preferred Stockholders are entitled to dividends equal to 5% of net income from the prior fiscal year, payable annually in arrears if and when declared by the Board of Directors.

• Liquidation Preference: In the event of liquidation, holders are entitled to receive $0.25 per share before any distribution to common stockholders.

• Voting Rights: Each share of Series A Preferred Stock has one vote per share on all matters submitted to a vote of the stockholders.

• Conversion Rights: Each share of Series A Preferred Stock may be converted into one share of common stock at the option of the holder at any time.

• Redemption Rights: The Company may redeem the Series A Preferred Stock at any time upon 30 days’ written notice at a redemption price of $0.25 per share.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Corrected Certificate of Designation of Series A Preferred Stock (filed herewith as Exhibit 3.1)

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

(Registrant)
DOGECOIN CASH, INC.

Date May 16, 2025

By /s/ David Tobias

David Tobias

Chief Executive Officer